ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of September 20, 2002, by and between Ridgewood Electric Power Trust II, a Delaware business trust ("Seller") and EAC Operations, Inc., a New York corporation ("Buyer"), with reference to the following recitals:

                                    RECITALS

     A. B-3 Limited Partnership, a New York limited partnership ("B-3 Limited Partnership"), has been formed as a limited partnership under the New York Revised Limited Partnership Act (the "Act") pursuant to a Certificate of Limited Partnership, as filed in the office of the Secretary of State of the State of New York on April 2, 1992,as amended, and an Agreement of Limited Partnership dated March 15, 1992, as amended by a First Amended Limited Partnership
Agreement of B-3 Limited Partnership dated October 1, 1993, a Second Amended Limited Partnership Agreement of B-3 Limited Partnership dated August 19, 1994 and a First Amendment to Second Amended Limited Partnership Agreement of B-3 Limited Partnership dated December 1, 1997, (collectively, the "B-3 Partnership Agreement").

     B. Under the B-3 Partnership Agreement, Berkshire B-3, Inc., a Delaware corporation ("Berkshire B-3"), is the sole general partner of B-3 Limited Partnership and Buyer and Seller are the sole limited partners of B-3 Limited Partnership.

     C. Seller owns fifty one (51) shares of the common stock of Berkshire B-3 (the "Berkshire B-3 Stock") and Buyer owns forty nine (49) shares of the common stock of Berkshire B-3.

     D. B-3 Limited Partnership owns and operates a transfer station that accepts solid waste located at the intersection of Flints Crossing Road and Route 22 in the Town of Canaan, New York (the "B-3 Facility").

     E. Pittsfield Investors Limited Partnership, a Delaware limited partnership ("PILP"), has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Act") pursuant to a Certificate of Limited Partnership, as filed in the office of the Secretary of State of the State of Delaware on and a Limited Partnership Agreement of Pittsfield Investors Limited Partnership dated August 24, 1993 (the "Pittsfield Partnership Agreement").

     F. Under the Pittsfield Partnership Agreement, ECO/Pittsfield, Inc., a Delaware corporation ("ECO/Pittsfield"), is the sole general partner of PILP and Buyer and Seller are the sole limited partners of PILP.

     G. ECO Pittsfield is a wholly owned subsidiary of Buyer.

     H. PILP owns and operates a resource recovery facility that accepts solid waste located at Hubbard Avenue in the City of Pittsfield, Massachusetts (the "Pittsfield Facility").

     I. At the closing described below, Buyer will purchase from Seller the Berkshire B-3 Stock, the B-3 LP Interest and the Pittsfield LP Interest, as each such capitalized term is defined below.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS

     1.1 Defined Terms. Capitalized terms used in this Agreement without other definition shall have the meanings specified in this Section 1.1, unless the context requires otherwise.

     "Affiliate" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by" and "under common control with," with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Aggregate Purchase Price" means an amount of Six Million Two Hundred Thousand Dollars ($6,200,000), consisting of the B-3 Purchase Price and the Pittsfield Purchase Price.

     "Agreement" means this Acquisition Agreement, including all Exhibits and Schedules.

     "Assignment of B-3 LP Interest" means the Assignment of B-3 Limited Partnership Interest and Amendment of Limited Partnership Agreement of B-3 Limited Partnership by and among Berkshire B-3, Seller and Buyer in the form of Exhibit A attached hereto.

     "Assignment of Pittsfield LP Interest" means the Assignment of Pittsfield Limited Partnership Interest and Amendment of Limited Partnership Agreement of Pittsfield Investors Limited Partnership by and among ECO Pittsfield, Seller and Buyer in the form of Exhibit B attached hereto.

     "B-3 Facility" has the meaning set forth in the Recitals.

     "B-3  Collateral   Documents"  shall  mean  those  certain  guaranties  and
collateral documents securing the B-3 Promissory Note as more particularly described in the Loan Agreement.

     "B-3 LP Interest" has the meaning given in Section 4.7.

     "B-3 Limited Partnership" has the meaning set forth in the Recitals.

     "B-3 Partnership Agreement" has the meaning set forth in the Recitals.

     "B-3 Promissory Note" has the meaning given in Section 3.2.6.

     "B-3 Purchase Price" means an aggregate consideration of Three Million Four Hundred Thousand Dollars ($3,400,000) as described in Section 3.2.5.

     "B-3 Site" means the property on which the B-3 Facility is located.

     "Berkshire B-3" has the meaning given in the Recitals.

     "Berkshire B-3 Stock" has the meaning given in the Recitals.

     "Buyer" has the meaning set forth in the Recitals.

     "Closing" has the meaning given in Section 3.1.

     "Closing Date" has the meaning given in Section 3.1.

     "Closing Documents" means, collectively, this Agreement, the Assignment of B-3 LP Interest, the Assignment of Pittsfield LP Interest and the Loan Documents.

     "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations adopted thereunder.

     "Default" means, when used with reference to any agreement without other reference, any event or circumstances that constitutes an Event of Default under such agreement.


     "ECO Pittsfield" has the meaning given in the Recitals.

     "Event of Default" means, when used with reference to any agreement without other reference, an Event of Default as defined in such agreement.

     "GAAP" means generally accepted accounting principles in effect in the United States from time to time.

     "Governmental Approval" means any applicable authorization, approval, consent, license, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Person.

     "Governmental Person" means any federal, state, local or other government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

     "Governmental Rule" means any applicable federal, state, local or other law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Person, but does not include Governmental Approvals.

     "Knowledge," "known" and "knows," whether or not capitalized herein and when used with respect to matters covered by representation, warranty, covenant or other provision of this Agreement applicable to Seller or Buyer, means the knowledge and beliefs of the (i) Chief Financial Officer and General Counsel of Seller, or (ii) the President and General Counsel of Buyer.

     "Lien" means any lien, mortgage, encumbrance, charge, pledge, lease, security interest, claim, option or right of any kind (including any conditional sale or other title retention agreement).

     "Loan Agreement" means that certain Loan Agreement by and between Buyer, Seller, B-3 Limited Partnership and PILP of even date herewith.

     "Loan Documents" shall mean the Loan Agreement, the B-3 Collateral Documents, the B-3 Promissory Note, the Pittsfield Collateral Documents and the Pittsfield Promissory Note.

     "Person" means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Person or other entity.

     "PILP" has the meaning set forth in the Recitals.

     "Pittsfield  Collateral  Documents" shall mean those certain guaranties and
collateral   documents   securing  the  Pittsfield   Promissory   Note  as  more
particularly described in the Loan Agreement.

     "Pittsfield Facility" has the meaning set forth in the Recitals.

     "Pittsfield LP Interest" has the meaning set forth in Section 4.8.

     "Pittsfield Partnership Agreement" has the meaning set forth in the Recitals.

     "Pittsfield Promissory Note" has the meaning given in Section 3.2.6.

     "Pittsfield Purchase Price" means an aggregate consideration of Two Million Eight Hundred Thousand Dollars ($2,800,000) as described in Section 3.2.6.

     "Pittsfield Site" means the property on which the Pittsfield Facility is located.

     "Ridgewood/B-3 Agreements" means the Shareholders Agreement and the Contribution Agreement dated as of August 11, 1994 between B-3 Limited Partnership, Energy Answers Corporation, Buyer, EAC Systems, Inc., EAC Operations/Albany, Inc., Seller, and Berkshire B-3.

     "Ridgewood/PILP Agreements" means the following agreements:

     (A) Agreement of Shareholder Regarding Voting of Stock dated as of August 24, 1993 between Energy Answers Corporation, ECO Pittsfield, and Seller.

     (B) Waste Supply Pricing Agreement dated as of August 24, 1993 between PILP, Seller, Buyer, and Energy Answers Corporation.

     (C) Letter Agreement dated August 27, 1993 between ECO Pittsfield, Berkshire RR Limited Partnership, and Seller.

     "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations adopted thereunder.

     "Seller" has the meaning set forth in the Preamble.

     "Shareholders Agreement" means that certain Shareholders Agreement dated August 18, 1994, by and among Berkshire B-3, Seller and Buyer.

     1.2 Interpretations. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise necessarily requires:

     1.2.1 the terms "herein," "herewith" and "hereof" are references to this Agreement, taken as a whole;

     1.2.2  the  terms   "include,"   "includes"  and  "including"   shall  mean
"including, without limitation";

     1.2.3 references to a "Section," "Article," "Exhibit" or "Schedule" shall mean a Section, Article, Exhibit or Schedule of this Agreement, as the case may be;

     1.2.4 references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made;

     1.2.5 references to a Person includes its permitted successors and permitted assigns;

     1.2.6 the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa;

     1.2.7 reference to a given Governmental Rule is a reference to that Governmental Rule as amended, modified, supplemented or restated as of the date on which the reference is made; and

     1.2.8 accounting terms have the meaning given to them by GAAP applied on a consistent basis by the Person to which they relate.

                                   ARTICLE II
         SALE AND PURCHASE OF B-3 STOCK AND LP INTERESTS; PURCHASE PRICE

     2.1 Sale of Berkshire B-3 Stock and the B-3 LP Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, and Buyer shall purchase, the Berkshire B-3 Stock and the B-3 LP Interest for a price equal to the B-3 Purchase Price. The B-3 Purchase Price shall be allocated as follows: 1% for the Berkshire B-3 Stock and 99% for the B-3 LP Interest.

     2.2 Sale of Pittsfield LP Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell and Buyer shall purchase, the Pittsfield LP Interest for a purchase price equal to the Pittsfield Purchase Price.

     2.3 Manner of Payment. At the Closing, Buyer shall pay the purchase prices specified in Section 2.1 and Section 2.2 in the manner specified in Article 3.

                 ARTICLE III CLOSING DATE AND ACTIONS AT CLOSING

     3.1 Closing Date. Subject to the terms and provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of EAC Operations, Inc., 79 North Pearl Street, Albany, NY at 10:00 a.m. Eastern Standard Time, on September 20, 2002 or on such other date and at such other place as may be mutually agreed upon by the parties. The date of the Closing is sometimes referred to herein as the "Closing Date."

     3.2 Actions at Closing. In addition to and without limiting any other provisions of this Agreement, Seller and Buyer shall take the following actions or cause the following actions to be taken at the Closing:

     3.2.1 Berkshire B-3 Stock Certificates. Seller shall deliver to Buyer certificates representing the Berkshire B-3 Stock, duly endorsed in blank or accompanied by duly executed stock powers in blank in proper form for transfer together with all corporate records of Berkshire B-3.

     3.2.2 Assignment of B-3 LP Interest. Seller and Buyer shall execute and deliver the Assignment of B-3 LP Interest.

     3.2.3 Assignment of Pittsfield LP Interest. Seller and Buyer shall execute and deliver the Assignment of Pittsfield LP Interest.

     3.2.4 Other Closing Documents. Seller and Buyer shall execute and deliver the other Closing Documents.

     3.2.5 Payment of B-3 Purchase Price. The B-3 Purchase Price shall be paid by Buyer as follows:

     (a) Four Hundred Thousand Dollars ($400,000) shall be paid to Seller by wire transfer or other credit of immediately available funds to an account designated by Seller.

     (b) Three Million Dollars ($3,000,000) shall be paid to Seller pursuant to the terms and conditions of a negotiable promissory note in the form attached hereto as Exhibit C (the "B-3 Promissory Note") secured by Buyer's ownership interests in B-3 Limited Partnership and Berkshire B-3 and guaranteed by certain of its Affiliates, all pursuant to the terms and conditions of the Loan Agreement, the B-3 Collateral Documents and other documents described therein.

     3.2.6 Payment of Pittsfield Purchase Price. The Pittsfield Purchase Price shall be paid by Buyer as follows:

     (a) Eight Hundred Thousand Dollars ($800,000) shall be paid to Seller at closing by wire transfer or other credit of immediately available funds to an account designated by Seller.

     (b) Two Million Dollars ($2,000,000) shall be paid to Seller by delivery of a negotiable promissory note in the form attached hereto as Exhibit D (the "Pittsfield Promissory Note") secured by Buyer's ownership interests in PILP and ECO Pittsfield and guaranteed by certain of its Affiliates, all pursuant to the terms and conditions of the Loan Agreement, the Pittsfield Collateral Documents and other documents described therein.

     3.2.7. Return of Deposits. Seller shall wire transfer to an account designated by B-3 Limited Partnership all amounts on deposit in the Revenue Fund Lockbox Account, and the Revenue Fund Money Market Account maintained by Seller at JPMorganChase.

     3.2.8 Termination of Agreements. Seller and Buyer shall enter into an agreement terminating the Ridgewood/B-3 Agreements and the Ridgewood/PILP Agreements.

     3.3 Additional Actions. Seller and Buyer shall, on request, on and after the Closing Date, take such further actions as may be requested pursuant to
Section 9.5.

               ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer (regardless of any examinations, inspections, audits or other investigations Buyer has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:

     4.1 Due Organization. Seller is a business trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Power and Authority. Seller has full power and authority to enter into and perform its obligations hereunder and under the Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All proceedings required to be taken by Seller to authorize it to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.

     4.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which Seller is or will be a party has been, or will be on the Closing Date, as the case may be, duly and validly executed by Seller and constitutes, or will constitute when executed, a valid, binding, and enforceable obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

     4.4 No Violations. The execution and delivery by Seller of this Agreement and the other Closing Documents to which it is or will be a party, and Seller's consummation of the transactions contemplated hereby and thereby will not (a) violate the organizational documents of Seller, (b) violate or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, obligation, contract, commitment of fees or other agreement to which Seller is a party or by which any of the properties or assets of Seller is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of Seller, or under any debt, obligation, contract, commitment or other agreement to which Seller is a party or by which any of its properties or assets is or may be bound or (d) violate any Governmental Rule.

     4.5 Governmental Consents and Notices. No Governmental Approval is necessary or appropriate in connection with the execution and delivery by Seller of this Agreement and the other Closing Documents, or the consummation by Seller of the transactions contemplated hereby and thereby, including the transfer of the Berkshire B-3 Stock, the B-3 LP Interest and the Pittsfield LP Interest. Except as expressly described on Schedule 4.5, all of the Governmental Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired.


     4.6 Additional Consents and Notices. No filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person is necessary or appropriate in connection with the execution and delivery by Seller of this Agreement and the other Closing Documents, or the consummation by Seller of the transactions contemplated hereby and thereby, including the transfer by Seller of the Berkshire B-3 Stock, the B-3 LP Interest and the Pittsfield LP Interest. Except as expressly described on Schedule 4.6, all of the Additional Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired.

     4.7 B-3 Partner Interest and Berkshire B-3 Stock. Seller owns a 49.5% limited partnership interest in B-3 Limited Partnership as described in the B-3 Partnership Agreement (the "B-3 LP Interest"). Seller owns the B-3 LP Interest free and clear of all Liens. Seller owns the Berkshire B-3 Stock free and clear of all Liens. No other party has any rights to acquire or otherwise holds any interest in or has any rights with respect to the Berkshire B-3 Stock or the B-3 LP Interest, except as may be otherwise provided in the B-3 Partnership Agreement or the Shareholders Agreement. Seller will sell and transfer the Berkshire B-3 Stock and B-3 LP Interest to Buyer at the Closing free and clear of all Liens as herein provided.

     4.8 Pittsfield Partner Interest. Seller owns a 50% limited partnership interest in PILP as described in the PILP Partnership Agreement (the "Pittsfield LP Interest"). Seller owns the Pittsfield LP Interest free and clear of all Liens. No other party has any rights to acquire or otherwise holds any interest in or has any rights with respect to Pittsfield LP Interest, except as may be otherwise provided in the PILP Partnership Agreement. Seller will sell and transfer the Pittsfield LP Interest to Buyer at the Closing free and clear of all Liens as herein provided.

     4.9 No Litigation. There are no actions, suits or proceedings of any type pending or, to Seller's knowledge, threatened, against Seller, whether at law or in equity, including actions, suits or proceedings, before or by any Governmental Person, which relate to the B-3 Facility or the Pittsfield Facility or Seller's interest in Berkshire B-3, B-3 Limited Partnership or PILP. Seller has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding.

     4.10 Bankruptcy. Seller has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Seller seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of Seller or of all or any part of its properties.

     4.11 Securities Laws. Based upon and provided that the representations of Buyer in Sections 5.7 and 5.8 are true and correct, the sale of the Berkshire B-3 Stock, the B-3 LP Interest and the Pittsfield LP Interest is not required to be registered pursuant to the Securities Act, or applicable state securities laws or regulations.

     4.12 Brokers. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, either Seller, Berkshire B-3, B-3 Limited Partnership, PILP or any of their Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity.

     4.13 Berkshire B-3. (A) Berkshire B-3 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to transact business in the State of New York.

     (B) Berkshire B-3 has no (and has never had any) assets other than its general partnership interest in B-3 Limited Partnership, and has never engaged in or otherwise been involved with any business enterprise other than B-3 Limited Partnership. Berkshire B-3 has no (and has never had any) employees.

     (C) Berkshire B-3 has no Liabilities, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Berkshire B-3. For purposes of this section, Liability" means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due. Without limiting the generality of the foregoing, Berkshire B-3 is not a guarantor or otherwise liable for any Liability or obligation, including indebtedness, of any other Person.

     (D) Berkshire B-3 is not a party to any contract or agreement other than the B-3 Limited Partnership Agreement and the Ridgewood/B-3 Agreements.

     (E) Berkshire B-3 has properly and accurately completed and filed all federal, state and local tax returns and reports required to be filed on or before the Closing Date (including all such tax returns for the year ended December 31, 2001), and has paid all taxes due pursuant to such returns. No penalties are due with respect to any such tax returns filed after the required filing date.

     (F) There are no actions, suits or proceedings of any type pending or, to Seller's knowledge, threatened, against Berkshire B-3, whether at law or in equity, including actions, suits or proceedings, before or by any Governmental Person, and Seller has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding.

     (G) Berkshire B-3 has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Berkshire B-3 seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of Berkshire B-3 or of all or any part of its properties.

     The  representations  and warranties set forth in Sections  4.13(A) through
(G) are qualified, and Seller shall have no liability, to the extent that an action or actions by EAC Operations or any affiliate that has the effect of making such representation untrue, incomplete or misleading.

                                    ARTICLE V
                     BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer hereby represents and warrants to Seller (regardless of any examinations, inspections, audits or other investigations Seller has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:

     5.1 Due Organization. Buyer is a New York corporation, duly organized, and validly existing under the laws of the State of New York, and is qualified to transact business in all jurisdictions where the ownership of its properties or its operations require such qualification, except where the failure to so qualify would not have a material adverse effect on its financial condition, its ability to own its properties or transact its business, or to carry out the transactions contemplated hereby.

     5.2 Power and Authority. Buyer has corporate power and authority to enter into and perform its obligations hereunder and under the other Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All corporate proceedings required to be taken by Buyer to authorize it to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.

     5.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which Buyer is or will be a party has been, or will be on the Closing Date, as the case may be, duly and validly executed by Buyer and constitutes, or will when executed constitute, a valid, binding, and enforceable obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

     5.4 No Violations. The execution and delivery by Buyer of this Agreement and the other Closing Documents to which it is or will be a party, and Buyer's consummation of the transactions contemplated hereby and thereby will not (a) violate or be in conflict with the organizational documents of Buyer, (b) violate, be in conflict with, or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, obligation, contract, commitment of fees or other agreement to which Buyer is a party or by which any of the properties or assets of Buyer is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of Buyer, or under any debt, obligation, contract, commitment or other agreement to which Buyer is a party or by which any of its properties or assets is or may be bound, or (d) violate any Governmental Rule.

     5.5 Bankruptcy. Buyer has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Buyer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of Buyer or of all or any substantial part of its properties.

     5.6 No Litigation. There are no actions, suits or proceedings of any type pending or, to Buyer's knowledge, threatened, against Buyer , whether at law or in equity, before or by any Governmental Person which relate to the B-3 Facility, the Pittsfield Facility, or Buyer's interest in B-3 Limited Partnership, Berkshire B-3, PILP or ECO Pittsfield. Buyer has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. Buyer is not operating under, or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person which relate to the B-3 Facility, the Pittsfield Facility, or Buyer's interest in B-3 Limited Partnership, Berkshire B-3, PILP or ECO Pittsfield.

     5.7 Investment Intent. Buyer is acquiring the Berkshire B-3 Stock, the B-3 LP Interest and the Pittsfield LP Interest solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges that the Berkshire B-3 Stock, the B-3 LP Interest and the PILP LP Interest are not registered under the Securities Act and that the Berkshire B-3 Stock, the B-3 LP Interest and the Pittsfield LP Interest may not be transferred or sold except in compliance with the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and in compliance with applicable state securities laws and regulations.

     5.8 Accredited Investor. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act and is a sophisticated investor with the capability of evaluating the merits and risks of entering into this Agreement.

     5.9 Brokers. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, Buyer or any of its Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity.

                                   ARTICLE VI
                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Buyer, in its sole discretion, of each of the following conditions on or prior to the
Closing:

     6.1 No Termination. This Agreement shall not have been terminated pursuant to Section 9.6 hereof.

     6.2 Representations True and Correct; Certificate. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Seller shall have executed and delivered to Buyer an officer's certificate confirming the same.

     6.3 Compliance with Covenants; Certificate. Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have executed and delivered to Buyer an officers' certificate confirming the same.

     6.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

     6.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and, Buyer and its counsel shall have received copies of such documents and customary certificates as Buyer and its counsel may reasonably request in connection therewith.

     6.6 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.

     6.7 Legal Opinion. Buyer shall have received from Seller's general counsel, opinions as to the authorization, delivery and enforceability of the Closing Documents and the other acts to be performed by Seller at Closing in form reasonably acceptable to Buyer and its counsel.

     6.8 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred or existing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.

     6.9 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.

     6.10 Closing Actions. Each of the actions required to be taken by Seller pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby shall have been duly performed and complied with, and Buyer shall have received satisfactory evidence of any and all such actions.


                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Seller, in its sole discretion, of each of the following conditions on or prior to the Closing:

     7.1 No Termination. This Agreement shall not have been terminated pursuant to Section 9.6 hereof.

     7.2 Representations True and Correct; Certificate. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Buyer shall have executed and delivered to Seller an officer's certificate confirming the same.

     7.3 Compliance with Covenants; Certificate. Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Buyer shall have executed and delivered to Seller an officers' certificate confirming the same.

     7.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

     7.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel, and, Seller and its counsel shall have received copies of such documents and customary certificates as Seller and its counsel may reasonably request in connection therewith.

     7.6 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.

     7.7 Legal Opinion. Seller shall have received from Buyer's general counsel and from Bulkley, Richardson and Gelinas, LLLP, legal counsel to Buyer, opinions as to the authorization, delivery and enforceability of the Closing Documents and the other acts to be performed by Buyer at Closing in form reasonably acceptable to Seller and its counsel.

     7.8 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred or existing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.

     7.9 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.

     7.10 Closing Actions. Each of the actions required to be taken by Buyer pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby, including the payment of the B-3 Purchase Price and the PILP Purchase Price, shall have been duly performed and complied with, and Seller shall have received satisfactory evidence of any and all such actions.

                           ARTICLE VIII INDEMNIFICATION

     8.1  Indemnification  by Seller.  As Buyer's sole  monetary  remedy for any breach of this Agreement by Seller, Seller shall to the maximum extent not prohibited by law, indemnify, defend and hold harmless Buyer and all of its Affiliates, shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) suffered or incurred to third parties by any such party by reason of or resulting from the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of Seller under this Agreement or any other Closing Document. All of Seller's representations and warranties shall survive the Closing of this Agreement and shall continue for a period of two years after the Closing Date; provided, however, that Buyer agrees that Seller shall have no liability for any breach of the representations, warranties and covenants set forth herein unless Buyer asserts claims that exceed $50,000 in the aggregate; and provided further, that representations and warranties as to tax matters in Section 4.13(E) shall survive for six (6) years after the Closing date and shall not be subject to any minimum claim threshold. In no event shall Seller's liability hereunder exceed the Aggregate Purchase Price.

     8.2 Indemnification by Buyer. As Seller's sole monetary remedy for any breach of this Agreement by Buyer, Buyer shall to the maximum extent not prohibited by law, indemnify, defend and hold harmless Seller and all of its Affiliates, shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) suffered or incurred to third parties by any such party by reason of or resulting from the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of Buyer under this Agreement . All of Buyer's representations and warranties shall survive the Closing of this Agreement and shall continue for a period of two years after the Closing Date; provided, however, that Seller agrees that Buyer shall have no liability for any breach of the representations, warranties and covenants set forth herein unless Seller asserts claims that exceed $50,000 in the aggregate. In no event shall Buyer's liability hereunder exceed the Aggregate Purchase Price.

     8.3 Releases. Seller hereby releases each of B-3 Limited Partnership, Berkshire B-3, PILP, ECO/Pittsfield and Buyer, and their respective shareholders, partners, directors, officers and successors, from (i) any claims arising under or in connection with the B-3 Partnership Agreement or the Pittsfield Partnership Agreement, and (ii) any other liabilities or obligations to Seller arising on or before the Closing Date (excluding all obligations under the Closing Documents); provided that the foregoing release shall not apply to
(i) any claim of indemnification by any representative of Seller (or any of its Affiliates) who served as an officer or director of ECO Pittsfield or Berkshire B-3 who is entitled to indemnification under the Certificate of Incorporation, Bylaws or other organizational documents of ECO Pittsfield or Berkshire B-3 or
(ii) claims asserted against any of the Ridgewood Indemnified Parties (as defined in the Contribution Agreement described below) by a third party (other than an affiliate of Seller) for which any of the Ridgewood Indemnified Parties is entitled to indemnification under the contractual indemnification set forth in Article IV of the Contribution Agreement dated as of August 11, 1994 by and among the Seller, Berkshire B-3, B-3 Limited Partnership, the Buyer and certain affiliates of the Buyer. B-3 Limited Partnership, Berkshire B-3, PILP,
ECO/Pittsfield and Buyer (collectively, the "EAC Entities") hereby release Seller, and its shareholders, directors, officers and successors, from (i) any claims arising under or in connection with the B-3 Partnership Agreement or the Pittsfield Partnership Agreement, and (ii) any other liabilities or obligations to the EAC Entities arising on or before the Closing Date (excluding all obligations under the Closing Documents).

                                   ARTICLE IX
                      ADDITIONAL COVENANTS AND TERMINATION

     9.1 Seller's General Pre-Closing Covenants. Until the Closing Date, Seller shall, unless Buyer shall otherwise agree in writing, do the following:

     9.1.1 Representations and Warranties. Refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Articles 4 or 5 hereof from being true, complete and accurate on the Closing Date as if made on such date.

     9.1.2 No Solicitations, Etc. Refrain from soliciting, encouraging (by way of furnishing information, or otherwise), or responding to any inquiries or proposals for the acquisition of Berkshire B-3 Stock, the B-3 LP Interest or the Pittsfield LP Interest.

     9.1.3 Notification. Promptly notify Buyer in writing of any event, circumstance or condition that results or, with the passage of time or notice, or both, would reasonably be likely to result, in (a) any representation or warranty of Seller under this Agreement being false in any material respect at any time, (b) any condition to Closing for the benefit of Buyer being unable to be satisfied, or (c) the inability of Seller to perform any of its obligations hereunder.

     9.2 Filings and Consents. Seller, on its own behalf and on behalf of Berkshire B-3, B-3 Limited Partnership and PILP, and Buyer on its own behalf and on behalf of Berkshire B-3, B-3 Limited Partnership and PILP, shall each use their reasonable, good faith and diligent efforts to make, or cause to be made, all such filings and submissions and obtain or cause to be obtained all such consents and approvals applicable to it, in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

     9.3 Provision of Information. A photocopy of all books and records, accounts, contracts, and other documents held by Seller or its Affiliates and relating to Berkshire B-3, B-3 Limited Partnership or PILP other than documents wholly internal to Seller or its Affiliates shall be delivered by such parties to Buyer at least five (5) days prior to the Closing Date, and originals of such documents shall be delivered to Buyer at the Closing.

     9.4 Results of Operations. Buyer and Seller agree that the results of operations of the B-3 Limited Partnership and PILP, whether attributable to the period before or after the Closing Date, shall be for the respective account of B-3 Limited Partnership or PILP, as applicable.

     9.5 Further Assurances. Seller and Buyer shall, on request, on and after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably requested by any of the parties or its counsel to consummate or otherwise further implement or effectuate the transactions contemplated by this Agreement and the other Closing Documents.

     9.6 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

     9.6.1 By Mutual Agreement. By the mutual agreement of Buyer and Seller in writing.

     9.6.2 By Buyer. By written notice from Buyer to Seller if (a) any material condition set forth herein for the benefit of Buyer shall not have been timely satisfied, (b) Seller fails to perform any material obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof from Buyer to Seller or (c) any representation or warranty of Seller hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from Buyer to Seller.

     9.6.3 By Seller. By written notice from Seller to Buyer if (a) any material condition set forth herein for the benefit of Seller shall not have been timely satisfied, (b) Buyer fails to perform any material obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof from Seller to Buyer or (c) any representation or warranty of Buyer hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from Seller to Buyer.

     9.6.4 By Any Party. By written notice from any party to the other parties if the Closing contemplated hereunder has not taken place on or before October 31, 2002.

                           ARTICLE X INCOME TAX MATTERS

     10.1 Certain Income Tax Effects of the Transactions. The parties acknowledge and agree that the transactions contemplated by this Agreement and the other Closing Documents relating to B-3 Limited Partnership and PILP will have the following consequences, among other consequences, for purposes of federal, state and local income taxes:

     10.1.1 Seller and Buyer will take into account their respective allocable shares (determined in accordance with Section 10.2 and the provisions of the B-3 Partnership Agreement and the Pittsfield Partnership Agreement, as applicable) of the income, gains, deductions, losses, credits and other tax-related items attributable to their respective limited partnership interests: (i) in the B-3 Limited Partnership for the portion of the taxable year of B-3 Limited Partnership ending on the Closing Date, and (ii) in PILP for the taxable year of PILP ending on the Closing Date; and

     10.1.2 Buyer will take into account its allocable share (determined in accordance with Section 10.2) of the income, gains, deductions, losses, credits and other tax-related items attributable to its interest: (i) in B-3 Limited Partnership for the portion of the taxable year of B-3 Limited Partnership starting the day after the Closing Date; and (ii) in PILP for its new taxable year starting the day after the Closing Date.

     10.2 Closing of Books.

     10.2.1 The parties acknowledge that the transfer of the Pittsfield LP Interest pursuant to this Agreement will result in a termination for federal income tax purposes of PILP pursuant to Code Section 708(b)(2), such that the taxable year of PILP will end as of the Closing Date. The parties will determine their respective allocable shares of income, gains, deductions, losses, credits and other tax-related items of PILP consistent with the Pittsfield Partnership Agreement through the Closing Date as the end of PILP's taxable year in the manner described in Section 10.2.3.

     10.2.2 The parties acknowledge that the transfer of the B-3 LP Interest will result in the closing of the taxable year of B-3 Limited Partnership with respect to Seller only, pursuant to Code Section 706(c). Seller's allocable share of income, gains, deductions, losses, credits and other tax-related items with respect to the B-3 LP Interest through the Closing Date will be made based on such tax items actually incurred as of the Closing Date and consistent with the B-3 Partnership Agreement.

     10.2.3 With respect to both PILP and B-3 Limited Partnership, income, gains, deduction, losses, credits and other tax related items through the Closing Date will be based upon such tax items actually incurred through September 28, 2002, and then adjusted on a daily pro rata basis for the number of days in the period beginning with the day following the Closing Date and ending with September 28, 2002 (and to exclude any extraordinary events that may occur after the Closing Date).

     10.3 Covenant of Consistent Reporting. Seller and Buyer each covenant that it will cause to be timely filed all tax returns, reports and forms consistent with the provisions of this Agreement; provided, Seller will not be deemed to be in breach of these covenants to the extent any failure to timely file a return, report or form is attributable to a failure of the general partner of PILP or B-3 Limited Partnership, as applicable, to provide any information to Seller necessary for such returns, reports or forms.

     10.4 Cooperation and Exchange of Information. Buyer and Seller shall furnish or cause to be furnished to each other and their Affiliates (at reasonable times) upon request and as promptly as practicable, such information (including, without limitation, access to personnel and books and records) pertinent to tax matters to which this Agreement relates and assistance relating to such tax matters as is reasonably necessary for the preparation, review, and filing of any tax return, the preparation for any tax audit, or the defense or prosecution of any assessment or other similar claim or any administrative or court proceeding. The party requesting information shall reimburse the other for the third party costs of providing such information, including reasonable attorneys fees. Any information obtained by a party hereto or its Affiliates from another party hereto or its Affiliates in connection with any tax matters to which this Agreement relates shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other proceeding.

     10.5 Tax Proceedings. Buyer shall give reasonably prompt written notice to Seller upon receipt by Buyer or any of its Affiliates of written notice of any audit of, assessment against, or administrative, court or other proceeding against Berkshire B-3, B-3 Limited Partnership or PILP for taxable years ending on or before the Closing Date.

     10.6 Survival. Notwithstanding anything contained in this Agreement to the contrary, each of the parties' representations and warranties, agreements, rights, and obligations with respect to any tax covered by this Agreement shall survive the Closing and shall not terminate until the expiration of all statutes of limitation (including any and all extensions thereof) applicable to such tax or the assessment thereof.

                             ARTICLE XI MISCELLANEOUS

     11.1 Transaction Costs. Except as otherwise expressly provided herein, Buyer, on the one hand, and Seller, on the other, shall pay all of their own costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     11.2 Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

     11.3 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

     11.4 Assignments. No party shall assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

     11.5 Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

     11.6 Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

     11.7 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing, shall be deemed to have been given when received, and shall (as elected by the party giving such notice) be delivered personally, sent by certified mail, return receipt requested, sent via a reputable overnight carrier that provides evidence of receipt, or sent by fax (with a copy sent by such an overnight carrier), addressed to the party to whom notice is being given at its address set forth below, or at such other address as such party shall have previously given notice of to the other party in the manner provided in this Section.

      To Seller:                                           With a copy to:

      Ridgewood Electric Power Trust II           Downs Rachlin Martin PLLC
      c/o Ridgewood Power Corporation             199 Main Street, P.O. Box 190
      947 Linwood Drive                           Burlington, Vermont 05402-0190
      Ridgewood, New Jersey  07450                Attn:  Thomas H. Moody, Esq.
      Attn:  President                            Fax:     (802) 862-7512
      Fax:     (201) 447-0474

      To Buyer:                                            With a copy to:

      EAC Operations, Inc.                                 EAC Operations, Inc.
      79 North Pearl Street                                79 North Pearl Street
      Albany, New York  12207                     Albany, New York 12207
      Attn:  President                            Attn: General Counsel
      Fax:  (518) 436-6343                                 Fax: (518) 436-6343


     11.8 Severability. If any provision of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, and the parties shall negotiate an equitable adjustment to the provisions of this Agreement, or take such other actions, in order, to the maximum extent practical in light of such holding of invalidity or unenforceability, to implement and give effect to the intentions of the parties as reflected herein, and the remaining provisions, portions, or applications of this Agreement shall not be affected thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

     11.9 Waivers. The failure or delay or any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a wavier of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a wavier of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

     11.10 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other Closing Document, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement or any other Closing Document, the successful or prevailing party or parties shall be entitled to recover, subject to the limitations set forth in the Closing Documents, reasonable attorneys' fees, sales and use taxes, court costs and all out-of-pocket expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other reasonable and customary charges billed by the attorney to the prevailing party.

     11.11 Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

     11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telefax of a signature page shall be binding upon any party so confirming.

     11.13 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of laws.

     11.14 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

     11.15 Survival. All representations, warranties, covenants and agreements made herein or otherwise referenced herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for the time periods herein provided.

     11.16 Inducement to Transaction. All representations and warranties made by any party to this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement.

     11.17 Receipt of Monies, Etc. Any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing Date by Seller or its Affiliates in payment of any amounts due B-3 Limited Partnership or PILP with respect to any period, whether before or after the Closing Date shall be promptly delivered to Buyer.

     11.18 No Public Disclosure. After the Closing Date, Seller shall not make any public statement or issue any press release concerning this Agreement or the transactions contemplated hereby without the prior written consent of Buyer except (a) to the extent that Seller is required by law to make an announcement concerning said matters, or (b) to the extent Seller or any affiliate of Seller is required to make disclosures of this transaction in connection with any securities law filing, in which case Seller shall provide Buyer with a copy of the announcement, filing or other disclosure before making any such announcement, filing or disclosure in order to provide Buyer the opportunity to comment on the form and substance of the announcement.

     11.19 Waiver of Jury Trial Rights. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT THAT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE INCLUSION OF THIS SECTION 11.19 HAS BEEN A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

     11.20 Waiver of Consequential Damages. In no event shall any party to this Agreement be liable hereunder for any indirect, incidental, special or consequential damages of any nature whatsoever (including liability for loss profits or revenue or loss of business opportunity), no matter how the same may be caused.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above. SELLER:

RIDGEWOOD ELECTRIC POWER TRUST II
By: Ridgewood Power LLC, its Manager


By:
         Daniel V. Gulino
         Senior Vice President and General Counsel

BUYER:

EAC OPERATIONS, INC.


By:
         Larry D. Richardson
         President

The undersigned join in this Acquisition Agreement dated September 20, 2002 solely for the purpose of Section 8.3.

B-3 LIMITED PARTNERSHIP
By: Berkshire B-3, Inc., its General Partner


By:
         Larry D. Richardson
         President

PITTSFIELD INVESTORS LIMITED PARTNERSHIP
By: eco/Pittsfield, Inc., its General Partner


By:
         Larry D. Richardson
         President

BERKSHIRE B-3, INC.


By:
         Larry D. Richardson
         President

ECO/PITTSFIELD, INC.


By:
         Larry D. Richardson
         President